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                             MEMORANDUM OF UNDERSTANDING



    This memorandum confirms my intent and certain understandings regarding my continued employment by Tenet Healthcare Corporation ("Tenet"). I hereby confirm my intent to continue as Chairman of the Board and Chief Executive Officer of Tenet for a period of not less than two years. I understand that Tenet intends to grant me, on or about June 1, 1996, options under Tenet's Stock Incentive Plan to purchase 900,000 shares of Tenet common stock and that these options would be exercisable at a price equal to the closing price of Tenet's common stock on the date of grant and expire not later than ten years from the date of grant. While past practice has been to vest options in equal portions over three years from the date of grant, I understand that these options would vest 66 2/3% on the second anniversary of the date of grant and 100% on the third anniversary of the grant date. I understand that as a result of this vesting schedule, under the terms of the stock incentive plan, if I leave Tenet voluntarily over the next two years, other than for reasons covered in the stock option plan and stock option agreement such as in the event of a change in control, I will not be entitled to any of these 900,000 stock options. I further understand that Tenet does not intend to grant any additional options to me during fiscal 1997 and fiscal 1998.





    /s/   Jeffrey C. Barbakow                         Date: May 21, 1996
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    JEFFREY C. BARBAKOW